UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):        September 22, 2004

SOUTHWEST BANCORPORATION OF
TEXAS, INC.

(Exact name of registrant as specified in charter)

Texas (State of Incorporation)	000-22007 (Commission File No.)	76-0519693 (I.R.S. Employer Identification No.)

4400 POST OAK PARKWAY HOUSTON, TEXAS (Address of Principal Executive Offices)		77027 (Zip Code)

(713) 235-8800
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 Other Events.
Item 9.01(c) Exhibits.
SIGNATURES
INDEX TO EXHIBITS
Subordinated Debenture Purchase Agreement
Indenture dated September 24, 2004

Item 8.01  Other Events.

In order to finance the pending acquisition of Klein Bancshares, Inc. by Southwest Bancorporation of Texas, Inc. and maintain its “well capitalized” status for regulatory purposes, the Company issued $110 million subordinated and junior subordinated debentures the week of September 20, 2004.

     On September 22, 2004, the Company entered into a Subordinated Debenture Purchase Agreement wherein the Company issued an aggregate principal amount of $75 million in subordinated debt. All amounts due and owing under the Subordinated Debenture shall be repaid in full on September 22, 2014. Interest on the outstanding principal amount is payable by the Company in arrears on the last day of each December, March, June and September, commencing December 31, 2004. The borrowings are unsecured. Upon a continuing event of default, or if such declaration would result in an event of default, the Company will be restricted from declaring or paying or causing or permitting any subsidiary to pay a cash dividend or other distribution to parties that are ranked pari passu or junior to the holders of the subordinated debt. The Company has agreed to certain restrictions on its ability to incur additional indebtedness that is senior to the Subordinated Debenture. If the subordinated debt ceases to qualify as Tier 2 Capital under the applicable rules and regulations promulgated by the Board of Governors of the Federal Reserve System, the Company and the lender may restructure the debt as a senior unsecured obligation of the Company or the Company may repay the debt. The foregoing description is qualified in its entirety by reference to the Subordinated Debenture Purchase Agreement, which is attached to this current report on Form 8-K as Exhibit 4.1.

     On September 24, 2004, the Company formed SWBT Statutory Trust II (the “Trust”) to issue trust preferred securities. On September 24, 2004, the Trust issued in a private placement $35.0 million in trust preferred securities in the form of its floating rate Capital Securities and issued to the Company $1.083 million of trust common securities. The Trust used the proceeds to purchase $36.083 million of the Company’s floating rate junior subordinated deferrable interest debentures due October 7, 2034 (the “Debentures”). The Debentures are the sole assets of the Trust and are subordinate to all of the Company’s existing and future obligations for borrowed or purchased money, obligations under letters of credit and certain derivative contracts, and any guarantees by the Company of any of such obligations. Interest is payable quarterly on January 7, April 7, July 7 and October 7 of each year, commencing January 7, 2005.

     The indenture governing the Debentures contains a covenant which limits the right of the Company to (1) declare or pay a cash dividend or other distribution on its common stock, (2) make payments on or repurchase any debt that ranks pari passu or is junior to the Securities, or (3) make any payment under any guaranties of the Company that rank pari passu or are junior to the Capital Securities Guarantee (guarantee of the Trust’s Capital Securities), if there has occurred and is continuing an event of default, or if the Company is in default for payment of obligations under the capital securities guarantee, or if the Company has given notice of an election to defer payments of interest on the Debentures.

     Upon a continuing event of default, the trustee or the holders of 25% principal amount of the Debentures may declare the Debentures immediately due and payable. Events of default consist of the Company’s:

•	default in the payment of principal;

•	default continuing for 30 days in the payment of any installment of interest or, after notice to the Company, default of certain covenants of the indenture (upon notice from the Company, the payment of interest can be deferred for up to 20 consecutive quarters and such deferral is not an event of default);

•	dissolution or liquidation of the trust

•	the Company ceases to be regulated or supervised by the Board of Governors of the Federal Reserve or the Office of Thrift Supervision; or

•	voluntarily commencing, or having entered against it a decree of, bankruptcy, reorganization, insolvency or similar case.

     The Debentures have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The foregoing description is qualified in its entirety by reference to the Indenture, which is attached to this current report on Form 8-K as Exhibit 4.2.

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Item 9.01(c)  Exhibits.

Exhibit 4.1	Subordinated Debenture Purchase Agreement dated September 22, 2004, by and between Wisconsin Capital Corporation and Southwest Bancorporation of Texas, Inc.

Exhibit 4.2	Indenture dated September 24, 2004, by and between Wells Fargo Bank, National Association, as Trustee, and Southwest Bancorporation of Texas, Inc.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST BANCORPORATION OF TEXAS, INC.
Dated: September 28, 2004	By:	/s/ P. Allan Port
P. Allan Port
Executive Vice President, General Counsel, and Secretary

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INDEX TO EXHIBITS

Exhibit	Description

4.1	Subordinated Debenture Purchase Agreement dated September 22, 2004, by and between Wisconsin Capital Corporation and Southwest Bancorporation of Texas, Inc.

4.2	Indenture dated September 24, 2004, by and between Wells Fargo Bank, National Association, as Trustee, and Southwest Bancorporation of Texas, Inc.

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